UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number:    000-29767

                          Global Cyber Sports.com, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                409 STANTON PLACE
                              ALEXANDRIA, VA 22304
                                  703-823-4525
              ----------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                         Common Stock, $0.001 par value
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remain)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [_]            Rule 12h-3(b)(1)(i)        [_]
Rule 12g-4(a)(1)(ii)       [X]            Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]            Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]            Rule 12g-3(b)(2)(ii)       [_]
                                          Rule 15d-6                 [_]

Approximate  number of holders of record as of the certification or notice date:
200

Pursuant to the requirements of the Securities Exchange Act of 1934 Global Cyber Sports.com, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: February 6, 2003        By:      /s/ Anthony G. Broughton
                              ----------------------------------
                              Anthony G. Broughton, Chairman